Filed Pursuant to Rule 433

Registration Statement No. 333-254236

Relating to Preliminary Prospectus Supplement dated November 27, 2023 to Prospectus dated May 4, 2021

Pricing Term Sheet

EXTRA SPACE STORAGE LP

$600,000,000 5.900% Senior Notes due 2031

November 27, 2023

Issuer:	Extra Space Storage LP

Guarantors:	Extra Space Storage Inc., ESS Holdings Business Trust I and ESS Holdings Business Trust II

Principal Amount:	$600,000,000

Maturity Date:	January 15, 2031

Coupon:	5.900%

Price to Public:	99.712% of the principal amount

Yield to Maturity:	5.948%

Spread to Benchmark Treasury:	+150 basis points

Benchmark Treasury:	4.875% due October 31, 2030

Benchmark Treasury Price and Yield:	102-16+ / 4.448%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2024

Optional Redemption:	Prior to November 15, 2030 (two months prior to the Maturity Date of the Notes), make-whole redemption at the Treasury Rate (as defined) plus 25 basis points, plus accrued and unpaid interest to, but not including, the redemption date. On and after November 15, 2030 (two months prior to the Maturity Date of the Notes), at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. See the preliminary prospectus supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption and the calculation of the redemption price.

Trade Date:	November 27, 2023

Settlement Date:	T+4; December 1, 2023; under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP:	30225VAR8

ISIN:	US30225VAR87

Ratings*:	Baa2 / BBB+ (Moody’s/S&P)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Bookrunners:

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Truist Securities, Inc.

BMO Capital Markets Corp.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Regions Securities LLC

BOK Financial Securities, Inc.

Huntington Securities, Inc.

Scotia Capital (USA) Inc.

Zions Direct, Inc.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Academy Securities, Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, PNC Capital Markets LLC at 1-855-881-0697, or Truist Securities, Inc. at 1-800-685-4786.